UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 8, 2006

Date of report (Date of earliest event reported)

Hawkins, Inc.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-7647	41-0771293
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3100 East Hennepin Ave. Minneapolis, MN		55413
(Address of principal executive offices)		(Zip Code)

Telephone Number: 612-331-6910

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement

On February 8, 2006, the Board of Directors (the “Board”) of Hawkins, Inc. (the “Company”) elected Eapen Chacko to the Board and appointed Mr. Chacko to serve on the Audit Committee and the Compensation Committee.  The Company issued a press release on February 13, 2006 announcing Mr. Chacko’s election to the Board, a copy of which is furnished herewith as Exhibit 99 hereto and is incorporated herein by reference.

The Board also formalized its policy for compensating non-employee directors elected at any time following the Company’s annual meeting of shareholders.  Such a director will be compensated for his or her partial year of service as follows: (i) a non-employee director elected on or before the Board meeting held with respect to the Company’s first fiscal quarter will receive 100% of the compensation he or she would have received for a full year of service; (ii) a non-employee director elected on or before the Board meeting held with respect to the Company’s second fiscal quarter but after the Board meeting held with respect to the Company’s first fiscal quarter will receive 75% of the compensation he or she would have received for a full year of service; (iii) a non-employee director elected on or before the Board meeting held with respect to the Company’s third fiscal quarter but after the Board meeting held with respect to the Company’s second fiscal quarter will receive 50% of the compensation he or she would have received for a full year of service; and (iv) a non-employee director elected on or before the meeting held with respect to the Company’s fourth fiscal quarter but after the Board meeting held with respect to the Company’s third fiscal quarter will receive 25% of the compensation he or she would have received for a full year of service.  An employee director who becomes a non-employee director by virtue of his or her resignation from employment with the Company will be compensated on a prorated basis for the months he or she served on the Board after his or her resignation from employment.

Item 9.01.                                          Financial Statements and Exhibits

(c)                                  Exhibit

99                                    Press Release dated February 13, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2006	HAWKINS, INC.

	By	/s/ Marvin E. Dee
Marvin E. Dee
Vice President, Chief Financial Officer,
Secretary and Treasurer